EXHIBIT 12.1


                               CELGENE CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES
                                   HISTORICAL
                          (IN THOUSANDS, EXCEPT RATIOS)


                                         Nine
                                        Months
                                         Ended                                      Years Ended
                                      September 30,                                 December 31,
                                      -------------       ----------------------------------------------------------------
                                          2003              2002       2001           2000           1999        1998
                                      -------------       ----------------------------------------------------------------
Income (loss) from continuing              8,862         (101,099)       (4,136)      (18,813)      (32,655)      (36,379)
  operations before income taxes
Add:
     Fixed Charges                         4,318            1,348           893         3,300         4,292         1,352
Less:
     Capitalized interest                     --               --            --            --            --            --
                                        --------         --------      --------      --------      --------      --------
         Income (loss) adjusted           13,180          (99,751)       (3,243)      (15,313)      (28,363)      (35,027)
                                        --------         --------      --------      --------      --------      --------
Fixed charges
     Interest expense                      2,454               27            83         1,611         3,244           661
     Amortization of debt issuance
        costs and discounts on note
        obligation                           812               --            29           975           443            47
     Portion of rent representative
        of the interest factor             1,052            1,321           781           714           605           644
                                        --------         --------      --------      --------      --------      --------
         Fixed charges                     4,318            1,348           893         3,300         4,292         1,352
                                        --------         --------      --------      --------      --------      --------
Deficiency of earnings available to           --         (101,099)       (4,136)      (18,813)      (32,655)      (36,379)
  cover fixed charges
Ratio of earnings to fixed charges          3.05               --            --            --            --            --
